Exhibit 99.1

FOR MORE INFORMATION CONTACT:

Fred Wagenhals Chief Executive Officer Action Performance Companies 602-337-3711

or

Caren Barbara Burson-Marsteller 212-614-4915 caren_barbara@nyc.bm.com

Action Performance Companies, Inc. Names David M. Riddiford Chief Financial Officer

     PHOENIX – October 12, 2004 – Action Performance Companies, Inc. (NYSE: ATN) today announced that it has hired Dial Corporation Senior Vice President and Treasurer, David Riddiford, to be its Chief Financial Officer, Secretary and Treasurer effective November 1, 2004. Riddiford, 38, will be responsible for managing the Company’s finance, accounting and financial reporting functions. He replaces David Martin, 56, who resigned on October 8.

     Riddiford joins Action Performance after more than nine years with The Dial Corporation, the Phoenix-based consumer products company, where he has been the company’s Treasurer since 1998. Riddiford, a Certified Public Accountant (CPA), brings to Action Performance over eight years of public accounting experience, most notably with Deloitte & Touche from 1988 to 1995.

     “David possesses tremendous experience in financial management and holds significant consumer product industry expertise,” Action Performance CEO, Fred Wagenhals, said. “We feel very fortunate to be adding an executive with his skills and credentials to our senior management team,” Wagenhals concluded.

     From 1995 until joining Action Performance, Riddiford was with The Dial Corporation, where his most recent position was Senior Vice President and Treasurer. While there he was responsible for all treasury functions as well as tax and risk management. He also played a significant role in Dial’s strategic planning and business development and held a number of responsible positions. Furthermore, he was part of the Dial management team credited with turning around that company from 2000 to 2004.

     Riddiford graduated from Westminster College in Fulton, Missouri, earning a Bachelor of Arts degree in Economics and Accounting. He lives with his wife, Alison, and their three children in Scottsdale, Arizona.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

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